Obtaining Control of Credit Suisse Commodity Return Strategy Fund A

As of April 30, 2015 Charles Schwab owned 9,106,889 shares of
the Fund which represented 32.70% of the Fund.   As of October
31, 2015, Charles Schwab owned 9,178,624 shares of the
Fund, which represented 34.21% of the Fund.   Accordingly,
Charles Schwab continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Return Strategy Fund C

As of April 30, 2015 Merrill Lynch ("Shareholder") owned 775,821 shares which represented 38.20% of the Fund. As of October, 31, 2015, Merrill Lynch ("Shareholder") owned 542,631 shares of the Fund, which represented 31.20% of the outstanding shares of the Fund.
Accordingly, Shareholder continues to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Commodity Return Strategy Fund I

As of April 30, 2015 No shareholder owed more than 25% of the Fund. As of October 31, 2015 No shareholder owed more than 25% of the Fund. Accordingly, No Shareholder is considered controlling person of the Fund.